UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

Ryerson Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 20, 2007, Ryerson Inc. issued the following press release.

N E W S R E L E A S E

Contacts:
Investors: Terence R. Rogers VP Finance and Treasurer 773.788.3720 Media: Cindy Leggett-Flynn/Stan Neve Brunswick Group 212.333.3810

RYERSON URGES STOCKHOLDERS TO BACK CURRENT BOARD OF DIRECTORS

AND PRESERVE RIGHT TO VOTE ON

PLATINUM EQUITY OFFER FOR $34.50

Follow ISS, Proxy Governance and Egan –Jones Recommendations

- Vote Using White Proxy Card

Chicago, IL, August 20, 2007 — Ryerson Inc. (NYSE: RYI) today sent a letter to stockholders urging them to support Ryerson’s current Board of Directors and reminding them to vote the WHITE proxy card. Ryerson also encouraged its stockholders to review the presentation “Your Vote: Key Points to Consider” and other information regarding the annual meeting and the proxy voting process at www.ryerson.com.

Following is a copy of the letter Ryerson sent to its stockholders on August 20, 2007:

August 20, 2007

Dear Fellow Stockholders,

Two important events are coming up:

•	The vote on August 23rd to elect directors to Ryerson’s Board; followed by
•	A vote on the sale of Ryerson to Platinum Equity for $34.50 per share in the fourth quarter.

It’s time for you to vote for the re-election of Ryerson’s directors at this year’s Annual Meeting. The current Board of Directors needs your support NOW so it can continue its efforts to complete the $34.50 a share purchase by Platinum Equity in the fourth quarter.

We all want the same thing: The opportunity for you to vote on the $34.50 per share merger agreement with Platinum Equity. After a rigorous auction process, we believe the transaction consideration is a fair price for stockholders, with no financing contingency and with Platinum’s committed financing in place — critical in the current deteriorating credit market.

Your vote now may affect your ability to vote later to accept the $34.50 per share merger! None of us knows where the Harbinger slate stands. They have not stated a position on the sale of Ryerson. If they support the sale, why haven’t they said so? If they take control of the Board, they would have the right to terminate the merger agreement, denying you your right to vote on the sale. In fact, Harbinger is asking Ryerson’s stockholders to hand over control of your company without saying whether or not it will complete the sale to Platinum, without paying you a premium, and importantly in today’s uncertain credit environment, without securing committed financing for the approximately $900 million of debt that would become due upon any change in control of the Board.

The nation’s four leading independent advisory firms, Institutional Shareholder Services (ISS); Glass Lewis; Egan-Jones and PROXY Governance, all agree. They have all issued proxy advisory reports to stockholders recommending that control of the Board and control of the Company remain in the hands of your current Directors, and have rejected the majority slate proposed by Harbinger.

For example:

•

Voting for Harbinger’s slate “…is not in the best interest of the Company and its shareholders. We believe that the proponents’ actions delay or impede the Company’s efforts to maximize the value of shareholders’ investment.”
—Egan-Jones

•

The proposed Harbinger slate has “…not presented any plan on how they would manage the company after assuming control …Dissidents lack of any formal plan or strategy makes it difficult to ascertain how their nominees would create value or manage the company, if elected.”
 —Institutional Shareholder Services

•

On composition of Ryerson’s Board, “…given the upcoming vote in the deal and the potential risk involved in modifying the composition of the board at this time, we support management’s nominees.”
—Proxy Governance

Your vote at this year’s Annual Meeting of stockholders is critical to ensuring the re-election of Ryerson’s directors and protecting your right to vote on the proposed acquisition by Platinum Equity for $34.50 a share. Whether or not you expect to attend the meeting, we ask you to vote the WHITE PROXY CARD “FOR” your Board. DO NOT VOTE THE GREEN CARD. Don’t take a chance on voting for Harbinger and losing the opportunity to vote on the sale to Platinum Equity and maximizing the value of your investment in Ryerson.

Ryerson cautions stockholders that ANY attempt to split your vote on the proxy cards could inadvertently negate your vote for Ryerson’s Board nominees. This means that your intention to elect Ryerson nominees will not be carried out. Only the last proxy card submitted by a stockholder will count. If you have already voted the green proxy card and wish to change your vote, you have every right to do so and VOTE THE WHITE PROXY CARD.

Please use the enclosed WHITE PROXY CARD to vote FOR your Board’s nominees TODAY—by telephone, by Internet, or by signing, dating and returning the WHITE PROXY CARD. DO NOT VOTE THE GREEN PROXY CARD.

We encourage Ryerson stockholders to review the presentation “Your Vote: Key Points to Consider” and other information regarding the annual meeting and the proxy voting process at www.ryerson.com. Any stockholders with questions or requiring assistance in voting their WHITE PROXY CARD should please call MacKenzie Partners at (800) 322-2885.

The Annual Meeting of Ryerson Stockholders will be held on August 23, 2007 at 8:00 a.m. Central Daylight Time at The Conrad Chicago, 521 N. Rush Street, Chicago, IL.

We thank you for your support and look forward to seeing you or receiving your votes on August 23, 2007.

On behalf of the Board of Directors,

Sincerely,

Neil S. Novich

Chairman, President, and Chief Executive Officer

# # #

Ryerson

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.

Important Information

In connection with its proposed merger with an affiliate of Platinum Equity, LLC, Ryerson plans to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to stockholders of Ryerson. Stockholders of Ryerson are urged to read the proxy statement relating to the merger and other relevant materials when they become available because they will contain important information about the merger and Ryerson. Security holders may obtain a free copy of the proxy statement and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The definitive proxy statement and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson, its directors and executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed merger. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s proxy statement in connection with its 2007 annual meeting of stockholders, which was filed with the SEC on July 31, 2007. To the extent holdings of the Company’s equity securities have changed since the amounts reflected in such proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of proxy material, please call MacKenzie Partners at the phone numbers listed below.
105 Madison Avenue New York, NY 10016 Email: proxy@mackenziepartners.com (212) 929-5500 (Call Collect) or TOLL-FREE (800) 322-2885